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                                                                    EXHIBIT 16.1

                          INDEPENDENT AUDITORS' REPORT

Our audit was made for the purpose of forming an opinion on the basic financial statements as of March 31, 1997 and for the year ended March 31, 1997 taken as a whole. The schedule listed in the accompanying index at Item 16 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.




                                            PANNELL KERR FORSTER PC



New York, NY
June 6, 1997